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                                                  EXHIBIT 4.26
                           ELEVENTH EXTENSION AGREEMENT

     ELEVENTH EXTENSION AGREEMENT, dated as of July 31, 1996, by and between VITAFORT INTERNATIONAL CORPORATION, a Delaware corporation, and CONTINENTAL STOCK TRANSFER & TRUST COMPANY.

     WHEREAS, the parties hereto are the parties to a Warrant Agency Agreement (the Warrant Agency Agreement"), dated as of December 19, 1989, as amended by an Extension Agreement (the "Extension Agreement"), dated as of December 18, 1992, as further amended by a Second Extension Agreement (the "Second Extension Agreement"), dated as of December 18, 1994, as further amended by a Third Extension Agreement, dated as of January 18, 1995 (the "Third Extension Agreement"), as further amended by a Fourth Extension Agreement, dated as of April 3, 1995 (the "Fourth Extension Agreement"), as further extended by a Fifth Extension Agreement, dated as of May 3, 1995 (the "Fifth Extension Agreement"), as further extended by a Sixth Extension Agreement, dated as of June 15, 1995, as further extended by a Seventh Extension Agreement, dated as of July 17, 1995 (the "Seventh Extension Agreement), as further extended by an Eighth Extension Agreement, dated as of August 16, 1995 (the "Eighth Extension Agreement"), as further extended by a Ninth Extension Agreement, dated as of December 31, 1995 (the "Ninth Extension Agreement"), and asa further extende by a Tenthj Extension Agreement, dated as of April 30, 1996 (the "Tenth Extension Agreement") (the Warrant Agency Agreement, the Extension Agreement, the Second Extension Agreement, the Third Extension Agreement, the Fourth Extension Agreement, the Fifth Extension Agreement, the Sixth Extension Agreement, the Seventh Extension Agreement, the Eighth Extension Agreement, the Ninth Extension Agreement, and the Tenth Extension Agreement are collectively referred to as the "Amended Warrant Agency Agreement") and now desire to further amend the same;

     NOW, THEREFORE, it is agreed as follows:

     1. All defined terms shall have the meaning given them in the Amended Warrant Agency Agreement unless otherwise defined herein.

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     2.   Section 5 of the Warrant Agency Agreement is amended to provide that the period during which the Warrants may be exercised shall expire at 5:00 P.M. New York City Time on
September 30, 1996. The period from August 1, 1996 to September 30, 1996 shall be referred to as the Eleventh Extension Period. The Warrant Agent is authorized to affix a stamp to certificates for the Warrants indicating the Eleventh Extension Period.

     3. The Warrant Price during the Eleventh Extension Period shall be $2.375, subject to adjustment as set forth in Section 4 of the Extension Agreement.

     4. This Eleventh Extension Agreement may only be changed by an instrument in writing executed by the parties hereto. This Eleventh Extension Agreement shall be governed by the laws of the State of New York as they are applied to contracts to be performed entirely within the State of New York.

     5. Except as specifically amended hereby the Amended Warrant Agency Agreement shall remain in full force and effect.


     IN WITNESS WHEREOF, the parties hereto have set their hands and seals as of the day and year first above written.
                    VITAFORT INTERNATIONAL CORPORATION


                         By:    /s/ Mark Beychok
                            --------------------------------------------
                            Mark Beychok, President and Chief
                              Executive Officer

                    CONTINENTAL STOCK TRANSFER & TRUST COMPANY




                         By:    /s/ Steven Nelson
                            --------------------------------------------

                            Steven Nelson, Chairman